UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 21, 2006
Gladstone Commercial Corporation
(Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation)	0-50363 (Commission File Number)	02-0681276 (IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200
McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (703) 287-5800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.
On February 21, 2006, we assumed approximately $10.0 million pursuant to a long-term note payable from Wells Fargo Bank, National Association, in connection with our acquisition, on the same date, of a property located in Champaign, Illinois. The note accrues interest at a rate of 5.91% per year, and we may not repay this note prior to the last 3 months of the term, or we would be subject to a prepayment penalty. The note matures on December 1, 2013.
On February 21, 2006, we assumed approximately $20.0 million pursuant to a long-term note payable from Greenwich Capital Financial Products, Inc, in connection with our acquisition, on the same date, of a property located in Roseville, Minnesota. The note accrues interest at a rate of 5.20% per year, and we may not repay this note prior to the last 3 months of the term, or we would be subject to a prepayment penalty. The note matures on June 1, 2014.
Item 2.01. Completion of Acquisitions or Dispositions of Assets.
On February 21, 2006, we acquired four office buildings located in the same business park in Champaign, Illinois, from a single seller totaling 108,262 square feet. We acquired the four properties for approximately $15.1 million, including transaction costs, which was funded by a combination of borrowings from our line of credit, and the assumption of approximately $10.0 million of financing on the property. At closing, we were assigned the previously existing triple net leases with the sole tenant, which had remaining terms ranging from five to six years at the time of assignment, and the tenant has options to extend each lease for additional periods of three years each. The leases provide for annual rents of approximately $1.3 million in 2007.
On February 21, 2006, we acquired a 359,540 square foot office building in Roseville, Minnesota for approximately $29.7 million, including transaction costs, which was funded by a combination of borrowings from our line of credit, and the assumption of approximately $20.0 million of financing on the property. At closing, we were assigned the previously existing triple net lease with the sole tenant, which had a remaining term of approximately seven years at the time of assignment, and the tenant has one option to extend the lease for an additional period of five years. The lease provides for annual rents of approximately $2.4 million in 2007, with prescribed escalations thereafter.
Item 2.03. Creation of Direct Financial Obligations or Obligations under an Off-Balance Sheet Arrangement of a Registrant.
In connection with the transaction described in Item 1.01 above, the Company entered into a direct financial obligation with Wells Fargo Bank, National Association in the amount of $9,742,167.
In connection with the transaction described in Item 1.01 above, the Company entered into a direct financial obligation with Greenwich Capital Financial Products, Inc in the amount of $20,387,487.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibit 10.20 — Loan agreement between Stonewater Dox Funding LLC and Wells Fargo Bank, National Association, dated as of November 21, 2003.

Exhibit 10.21 — Assumption agreement between Stonewater Dox Funding LLC, ACI06 Champaign IL LLC, Gladstone Commercial Corporation and LaSalle Bank National Association, dated as of February 21, 2006.

Exhibit 10.22 — Promissory note between Stonewater Dox Funding LLC and Wells Fargo Bank, National Association, dated as of November 21, 2003.

Exhibit 10.23 — Purchase agreement between Stonewater UIS Funding LLC and Gladstone Commercial Limited Partnership, dated as of November 23, 2005, as the same has been modified by that certain Amendment to Purchase Agreement dated December 22, 2005, that certain Amendment to Purchase Agreement dated December 30, 2005, that certain Amendment to Purchase Agreement dated January 6, 2006, that certain Amendment to Purchase Agreement dated January 13, 2006, that certain Amendment to Purchase Agreement dated January 17, 2006 and that certain Amendment to Purchase Agreement dated January 20, 2006.

Exhibit 10.24 — Loan agreement between Stonewater Dox Funding LLC and Greenwich Capital Financial Products, Inc, dated as of May 12, 2004.

Exhibit 10.25 — Loan assumption agreement between Stonewater UIS Funding LLC, and UC06 Roseville MN LLC, Gladstone Commercial Corporation and LaSalle Bank National Association, dated as of February 21, 2006.

Exhibit 10.26 — Promissory note between Stonewater UIS Funding LLC and Greenwich Capital Financial Products, Inc, dated as of May 12, 2004.

Exhibit 10.27 — Purchase agreement between Stonewater UIS Funding LLC and Gladstone Commercial Limited Partnership, dated as of November 23, 2005, as the same has been modified by that certain Amendment to Purchase Agreement dated December 22, 2005, that certain Amendment to Purchase Agreement dated December 30, 2005, that certain Amendment to Purchase Agreement dated January 6, 2006, that certain Amendment to Purchase Agreement dated January 13, 2006, that certain Amendment to Purchase Agreement dated January 17, 2006 and that certain Amendment to Purchase Agreement dated January 20, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation (Registrant)
February 24, 2006	By:	/s/ Harry Brill
(Harry Brill, Chief Financial Officer)